Exhibit 2.2

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of June 12, 2020, by and among  Pure Acquisition Corp., a Delaware corporation (“Parent”),  HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company,  HighPeak Energy, LP, a Delaware limited partnership,  HighPeak Energy II, LP, a Delaware limited partnership, HighPeak Energy III, LP, a Delaware limited partnership, HPK Energy, LLC, a Delaware limited liability company, and HighPeak Energy Management, LLC, a Delaware limited liability company. The parties hereto are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of May 4, 2020 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.12 thereof as more fully set forth herein and, as required pursuant to such Section 11.12, have previously obtained the written consent of the Special Committee with respect to such amendment.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.       Amendments Regarding Additional Merger Consideration for Parent Class A Common Stock.

(a)     Paragraph 6 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive (a) one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (b) solely with respect to each outstanding share of Parent Class A Common Stock, the Class A Cash Merger Consideration, in each case as more specifically set forth herein;

(b)     The following definition is hereby added to Section 1.1 of the Agreement in the appropriate alphabetical location:

“Class A Cash Merger Consideration” means an amount of cash equal to the greater of (a) (i) the amount of cash proceeds that would be required to satisfy the acceptance and exercise by a stockholder of Parent of the Parent Offer to have one share of Parent Class A Common Stock redeemed minus (ii) $10.00 and (b) $0.00.

(c)     The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Minimum Aggregate Funding Availability” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the PIPE Investment and the Forward Purchases, plus (c) the aggregate amount of committed debt financing (including amounts drawn thereon and amounts available for future draws) for the Parent Parties and the Transferred Entities, excluding the Sponsor Loans unless otherwise agreed by the Parties (but in no event will Parent agree to same unless the Special Committee has approved same), minus (d) the aggregate amount of Class A Cash Merger Consideration.

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the PIPE Investment and the Forward Purchases, minus (c) the aggregate amount of Class A Cash Merger Consideration.

(d)     Section 2.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company (A) one fully paid and nonassessable share of Company Common Stock (such conversion ratio, the “Conversion Ratio”) and (B) solely with respect to each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, the Class A Cash Merger Consideration, without interest (collectively, but subject to adjustment pursuant to Section 2.6(f), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law; provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(e)     Section 2.6(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Adjustments to Merger Consideration. Each of the Conversion Ratio and the Class A Cash Merger Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(f)     Section 2.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all other cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock issuable to such holders as Merger Consideration, (ii) the amount of cash payable to such holders as Merger Consideration, if any, and (iii) without duplication of the foregoing, sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid, as applicable, in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(g)     Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to any applicable cash portion of the Merger Consideration, cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash portion of the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

(h)     Section 2.7(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)     Termination Rights. All Merger Consideration, dividends or other distributions with respect to Company Common Stock pursuant to Section 2.7(g), and any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.6(g) paid upon the surrender of and in exchange for shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Common Stock. At the Merger Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration issuable or payable, as applicable, in respect of the shares of Parent Common Stock previously represented by such Certificates or Book-Entry Shares, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), without any interest thereon (as applicable).

(i)     Section 2.7(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable, as applicable, in respect of the shares of Parent Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.6(g), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.7(g), in each case, without any interest thereon (as applicable).

(j)     Section 7.13 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ.” There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock constituting part of the Merger Consideration or the Stock Consideration shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

(k)     Section 8.19 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The Company shall use its reasonable best efforts to cause the Company Common Stock portion of the Merger Consideration and the Stock Consideration to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

(l)     Section 9.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)     Listing. The Company Common Stock portion of the Merger Consideration and the Stock Consideration shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(m)     The Recitals in each of Exhibit A, Exhibit B and Exhibit E of the Agreement are hereby amended to the extent necessary to reflect the addition of Class A Cash Merger Consideration as part of the Merger Consideration, which amendments to such Recitals shall be reflected in the finally executed documents that are to be entered into at or prior to Closing in substantially the forms of such Exhibits.

2.     Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.     Governing Law; Venue; Waiver of Jury Trial. Section 11.7 of the Agreement is hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.     Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.     Counterparts. This First Amendment may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

HIGHPEAK ENERGY, LP

By:	HighPeak Energy GP, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:	HighPeak Energy GP II, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:	HighPeak Energy GP III, LLC
Its:	General Partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HPK ENERGY, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

HIGHPEAK ENERGY MANAGEMENT, LLC

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	Chief Executive Officer

SIGNATURE PAGE TO
FIRST AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:	/s/ Steven W. Tholen
Name:	Steven W. Tholen
Title:	Chief Financial Officer

SIGNATURE PAGE TO
FIRST AMENDMENT TO
BUSINESS COMBINATION AGREEMENT